                                                                    EXHIBIT 99.1
                              [YANKEE CANDLE LOGO]
 P.O. BOX 110 . ROUTE 5 . SOUTH DEERFIELD . MA . 01373-0110

FOR IMMEDIATE RELEASE

                                                     CONTACT: ROBERT R. SPELLMAN
                                                              (413) 665-8306

                     THE YANKEE CANDLE COMPANY, INC. REPORTS
                          RECORD FIRST QUARTER RESULTS

              FIRST QUARTER SALES UP 10%, OPERATING PROFIT UP 16%,
                        NET INCOME UP 20% AND EPS UP 21%

SOUTH DEERFIELD, MASS - APRIL 22, 2003 - The Yankee Candle Company, Inc. (the "Company") (NYSE:YCC), the leading designer, manufacturer, wholesaler and retailer of premium scented candles, today announced that financial results for the quarter ended March 29, 2003 set a new first quarter record. Total sales for the first quarter were $97.0 million, a 10% increase over the year ago quarter. Wholesale sales were $53.0 million, a 15% increase over the year ago quarter. Retail sales were $44.0 million, a 4% increase over the fiscal 2002 first quarter. Comparable store sales in the 193 retail stores that have been open more than one year decreased 9% and comparable store sales with mailorder hub decreased 10% in the quarter. Yankee opened 12 new retail stores and closed two stores during the first quarter; and ended the quarter with 249 stores in 42 states.

Net income for the fiscal 2003 first quarter increased 20% to $9.0 million, or $0.17 per common share on a basic and diluted basis, from $7.5 million, or $0.14 per common share on a basic and diluted basis for the prior year quarter.

Operating profit for the fiscal 2003 first quarter increased 16% to $15.8 million, from $13.7 million for the prior year quarter.

"We are pleased to report a strong first quarter, highlighted by both top and bottom line growth; and have made further progress in developing our distribution and product platforms" said Craig W. Rydin, Yankee's Chairman and Chief Executive Officer.


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"Although we exceeded our total sales plan, there were factors that restrained both retail and wholesale sales growth. The Company was negatively impacted by difficult weather conditions, particularly the President's Day storm and its aftermath, which impacted a large portion of our marketplace. The President's holiday period is an important sales opportunity for Yankee Candle; and, we believe this storm deprived us of at least $1 - $2 million in sales. The other notable factor was the timing of the Easter holiday and concurrent impact of the start of war with Iraq. While we knew the Easter holiday would fall in our second fiscal quarter in 2003 vs. first fiscal quarter in 2002; our retail business did experience a more significant traffic and comp sales downturn in week 13 than we anticipated, as a result of the war with Iraq. For the first 12 weeks of the first quarter, total retail sales were up 7%; and comp store sales down 7% even including the negative impact of the President's Day storm."

"For the first three weeks of the second quarter, total sales are above plan; and each of the three weeks have been above plan. Moreover, during this same time period comp store sales have improved considerably, in fact better than the negative 2% to negative 4% guidance for the full second quarter that we provided in our February 12th conference call. However, you should not assume this means that total sales for the fiscal 2003 second quarter will exceed our 10%-12% growth guidance, since we continue to operate in an uncertain business environment and it is very early in the quarter."

The Company also reaffirmed the sales and EPS guidance for the last three quarters of fiscal 2003, which it previously provided in its February 12, 2003 press release. The Company expects total sales growth of approximately 10%-12% in the second quarter, 13%-15% in the third quarter and 17%-19% in the fourth quarter. The Company expects to achieve fully diluted earnings per share of $0.11-$0.12 in the second quarter, $0.23-$0.24 in the third quarter and $0.85-$0.86 in the fourth quarter.

The Company will host a conference call to be broadcast via the Internet at 11:00 a.m. (EST) tomorrow morning to more fully discuss fiscal 2003 first quarter results. Individuals may access the Webcast from:
https://cis.premconf.com/sc/scw.dll/usr?cid=vlllrdwlmllvssxcr. You can also access the Webcast from The Yankee Candle Company, Inc.'s Website at www.yankeecandle.com. Click on the "About


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Yankee Candle" link, then select the "Investor Relations" link. Enter your registration information, 10 minutes prior to the start of the conference.

The Yankee Candle Company, Inc. is the leading designer, manufacturer, wholesaler and retailer of premium scented candles in the growing giftware industry. Yankee has a 33 year history of offering distinctive products and marketing them as affordable luxuries and consumable gifts. The Company sells its candles through a wholesale customer network of approximately 14,000 store locations, its rapidly expanding base of Company owned and operated retail stores (249 located in 42 states as of March 29, 2003), direct mail catalogs, its Internet website (www.yankeecandle.com), international distributors and through its distribution center located in Bristol, England.

This press release contains certain information constituting "forward-looking statements" for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. Forward-looking statements include but are not limited to the statements contained herein with respect to management's current estimates of the Company's financial and operating results for Fiscal 2003 and any other statements concerning the Company's or management's plans, objectives, goals, strategies, expectations, estimates, beliefs or projections, or any other statements concerning future performance or events. Actual results could differ materially from those indicated by these forward-looking statements as a result of various risks and uncertainties, including but not limited to the following: the current economic conditions in the United States as a whole and the continuing weakness in the retail environment; the risk that we will be unable to maintain our historical growth rate; the effects of competition from others in the highly competitive giftware industry; our ability to anticipate and react to industry trends and changes in consumer demand; our dependence upon our senior executive officers; the risk of loss of our manufacturing and distribution facilities; the impact on our stock price of seasonal, quarterly and other fluctuations in our business; and other factors described or contained in the Company's most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K on file with the Securities and Exchange Commission. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. While we may elect to update certain forward-looking statements at some point in the future, we specifically disclaim any obligation to do so even if experience or future events may cause the views contained in any forward-looking statements to change.



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                THE YANKEE CANDLE COMPANY, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                   (UNAUDITED)

                                                     Thirteen Weeks                    Thirteen Weeks
                                                     --------------                    --------------
                                                        Ended                               Ended
                                                        -----                               -----
                                                      Mar. 29, 2003                     Mar. 30, 2002
                                                      -------------                     -------------

Sales:
    Retail                                      $ 44,016           45.35%       $ 42,148           47.80%
    Wholesale                                     53,036           54.65          46,036           52.20
                                                  ------                          ------
    Total sales                                   97,052          100.00          88,184          100.00

Cost of goods sold                                44,078           45.42          42,109           47.75
                                                  ------                          ------

Gross profit                                      52,974           54.58          46,075           52.25

Selling expenses:
    Retail                                        22,194           50.42(A)       18,532           43.97(A)
    Wholesale                                      2,506            4.73(B)        2,688            5.84(B)
                                                   -----                           -----

    Total selling expenses                        24,700           25.45          21,220           24.06

General and administrative expenses               12,448           12.83          11,194           12.69
                                                  ------                          ------
Income from operations                            15,826           16.31          13,661           15.49
Interest income                                       (3)           0.00             (15)          -0.02
Interest expense                                     786            0.81           1,308            1.48
Other expense                                        126            0.13              60            0.07
                                                     ---                              --
Income before provision for
  income taxes                                    14,917           15.37          12,308           13.96

Provision for income taxes                         5,892            6.07           4,800            5.44
                                                   -----                           -----

Net income                                      $  9,025            9.30%       $  7,508            8.51%
                                                ========                        ========

Basic earnings per share                        $   0.17                        $   0.14
                                                ========                        ========

Diluted earnings per share                      $   0.17                        $   0.14
                                                ========                        ========

Weighted average basic shares outstanding         54,193                          53,638
                                                  ======                          ======

Weighted average diluted shares outstanding       54,568                          54,685
                                                  ======                          ======




(A)   Retail selling expenses as a percentage of retail sales.

(B)   Wholesale selling expenses as a percentage of wholesale sales.



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                THE YANKEE CANDLE COMPANY, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                     ASSETS

                                                           MAR. 29, 2003    DEC. 28, 2002
                                                           -------------    -------------
                                                             (unaudited)

Current Assets:
    Cash and cash equivalents                                  $  5,463     $ 43,689
    Accounts receivable, net                                     28,102       25,356
    Inventory                                                    41,869       34,529
    Prepaid expenses and other current assets                     6,802        6,584
    Deferred tax assets                                           2,434        2,434
                                                               --------     --------
          Total current assets                                   84,670      112,592
Property, Plant And Equipment, net                              110,853      111,761
Marketable Securities                                             1,133          955
Classic Vehicles                                                     13           20
Deferred Financing Costs                                          1,423        1,701
Deferred Tax Assets                                             110,144      113,144
Other Assets                                                        473          470
                                                               --------     --------
          Total Assets                                         $308,709     $340,643
                                                               ========     ========



                      LIABILITIES AND STOCKHOLDERS' EQUITY


 Current Liabilities:
    Accounts payable                                           $ 18,274     $ 20,601
    Accrued interest                                                134          131
    Accrued payroll                                               8,756       12,335
    Accrued income taxes                                            450       18,014
    Other accrued liabilities                                     8,861       12,329
    Long-term debt, current portion                              33,500       32,000
                                                               --------     --------
          Total current liabilities                              69,975       95,410
Deferred Compensation Obligation                                  1,021          901
Long-Term Debt - Less current portion                            12,571       28,600
Deferred Rent                                                     3,215        2,820
Stockholders' Equity                                            221,927      212,912
                                                               --------     --------
          Total Liabilities And Stockholders' Equity           $308,709     $340,643
                                                               ========     ========

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